                                                                  EXHIBIT (d)(2)

                              AMENDMENT NUMBER ONE
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT


This Amendment Number One, dated November 1, 2004, to the Investment Advisory Agreement, dated May 31, 1997 (the "Agreement"), by and between Van Kampen Tax Free Money Fund (the "Fund"), a Delaware statutory trust, and Van Kampen Asset Management (the "Adviser," successor in interest of Van Kampen Investment Advisory Corp.) a Delaware statutory trust, hereby amends the terms and conditions of the Agreement in the manner specified herein.

                               W I T N E S S E T H

WHEREAS, the Board of Trustees of the Fund at a meeting held on September 23, 2004 has approved a reduction in the investment management fee payable by the Fund to the Adviser; and

WHEREAS, the parties desire to amend and restate Section 2. (a) of the Agreement relating to the investment management fee.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, as follows:

Section 2.(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

2. (a) Fee. For the services and facilities described in Section 1, the Fund will accrue daily and pay to the Adviser at the end of each calendar month an investment management fee computed based on a fee rate (expressed as a percentage per annum) applied to the average daily net assets of the Fund as follows:

AVERAGE DAILY                  FEE AS A PERCENT PER ANNUM
NET ASSETS                     OF AVERAGE DAILY NET ASSETS
------------------             ---------------------------
First $500 million                       0.450%
Next  $250 million                       0.375%
Next  $250 million                       0.325%
Next  $500 million                       0.300%
Next  $500 million                       0.275%
Next  $500 million                       0.250%
Next  $500 million                       0.225%
Next  $ 12 billion                       0.200%
Over  $ 15 billion                       0.199%

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.



VAN KAMPEN TAX FREE MONEY FUND                  VAN KAMPEN ASSET MANAGEMENT


By: /s/ Ronald E. Robison                       By: /s/ Edward C. Wood, III
    ---------------------                           -----------------------
    Ronald E. Robison                               Edward C. Wood, III
    Executive Vice President                        Managing Director
    and Principal Executive Officer